Exhibit 23.2

Ads-Tec Energy PLC

10 Earlsfort Terrace

Dublin 2, D02 T380

Ireland

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 15, 2026, relating to the consolidated financial statements of Ads-Tec Energy PLC (the Company) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

July 21, 2026